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FOR IMMEDIATE RELEASE

CONTACT:        Todd Avery Wooten - NewCare Health Corporation - (800) 409-4262
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NEWCARE HEALTH CORPORATION (NWCA)
3600 Oak Manor Lane, Largo, FL  34644


                                                                    NEWS RELEASE
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April 12, 1996


                NEWCARE AND RETIREMENT CARE END MERGER PROPOSAL


NewCare Health Corporation (NASDAQ-NWCA) of Largo, Florida and Retirement Care Associates, Inc. (NYSE-RCA) of Atlanta, Georgia have mutually agreed to end the proposed merger of the two companies.


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